SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. ~~1~~2)
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission
only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material pursuant to Rule 14a-12

Huron National Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title Of Securities to which transaction applies:	Aggregate number of securities to which transaction applies:	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	Proposed Maximum Aggregate Value of transaction:	Total fee paid:
N/A	N/A	N/A	N/A	N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	Form, Schedule or Registration Statement No.:	Filing Party:	Date Filed:
N/A	N/A	N/A	N/A

HURON NATIONAL BANCORP, INC.

[December ~~[~~29~~]~~, 2003]

To our Shareholders:

You are invited to attend a special meeting of the shareholders of Huron National Bancorp, Inc. to be held on [January 28~~]~~, 2004] at 10:00 a.m. (local time). The meeting will be held at our headquarters at 200 East Erie St. in Rogers City, Michigan 49779.

This meeting is very important, as you will be asked to vote on a proposed transaction that, if approved, will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under those laws. Often referred to as a “going private” transaction, the proposed transaction is a reverse stock split of our common stock, immediately followed by a forward stock split. The details of this proposed transaction are described in the enclosed Proxy Statement. The net effect of the transaction is our repurchase of shares from all shareholders who own fewer than 60 shares at the time of the transaction, which is proposed to take place on [January 30~~]~~, 2004]. The price per share will be $60.

We are proposing this transaction because, after careful consideration, the Board of Directors has concluded that the costs associated with being a “public” company are not justified by the benefits in view of our common stock’s limited trading activity, the lack of analysts following our performance, and the fact that several of our shareholders own 10 or fewer shares.

The Special Meeting is being held for the shareholders to vote on proposed amendments to our Articles of Incorporation effecting the reverse stock split and the forward stock split. Failure to cast a vote has the same effect as a NO vote.

The Board of Directors believes that the terms of the proposed transaction are fair and in the best interests of our shareholders, including both those shareholders who will have their shares purchased for cash in the transaction and those shareholders who will remain shareholders after the transaction. Accordingly, your Board of Directors believes the proposed transaction is in the best interest of the Company and its shareholders and unanimously recommends that you vote “FOR” the proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY.

Sincerely,

Dale L. Bauer
President and Chief Executive Officer

HURON NATIONAL BANCORP, INC.

NOTICE OF SPECIAL MEETING

[December ~~[~~29~~]~~, 2003]

TO OUR SHAREHOLDERS:

A Special Meeting of the shareholders of Huron National Bancorp, Inc. will be held at its corporate offices at 200 East Erie St., Rogers City, Michigan 49779, at 10:00 a.m. (local time), on [Wednesday, January ~~[~~28~~]~~, 2004], to consider and vote on:

1.

Two amendments to the Articles of Incorporation of Huron National Bancorp, Inc. to effect a reverse stock split followed immediately by a forward stock split, which transaction will permit the Company to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become privately held; and

2.	Such other matters as may properly come before the Special Meeting or any adjournments thereof.

[December ~~[~~26~~]~~, 2003] has been fixed as the record date for determination of shareholders entitled to vote at the Special Meeting and to receive notice thereof.

The directors sincerely desire your presence at the meeting. However, so that we may be sure your vote will be included, please sign, date, and return the enclosed proxy card promptly. A self-addressed, postage-paid return envelope is enclosed for your convenience.

FOR THE BOARD OF DIRECTORS Paulette D. Kierzek Secretary

SHAREHOLDERS ARE URGED TO VOTE BY DATING, SIGNING, AND RETURNING
THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO WHICH
NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

HURON NATIONAL BANCORP, INC.

Proxy Statement for Special Meeting of Shareholders
to be held [January ~~[~~28~~]~~, 2004]

The information set forth in this proxy statement is furnished in connection with a Special Meeting of shareholders of Huron National Bancorp, Inc., a Michigan corporation (the “Company”), to be held on [January ~~[~~28~~]~~, 2004], at 10:00 a.m. (local time), at our headquarters at 200 East Erie St., Rogers City, Michigan 49779. Our telephone number is (989) 734-4734. When used in this proxy statement, the terms “we,” “us,” and “our” mean the Company.

Additional copies of the notice of the Special Meeting, this proxy statement, and the proxy card will be furnished without charge to any shareholder upon written request to Huron National Bancorp, Inc., Attn: Paulette D. Kierzek, Secretary, 200 East Erie St., Rogers City, Michigan 49779. A list of the shareholders of record on the record date will be available for inspection at this address for 10 days preceding the date of the Special Meeting.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the reverse stock split or the forward stock split, or determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the reverse stock split or the forward stock split, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Our Board of Directors is soliciting the enclosed proxy. The proxy may be revoked by a shareholder at any time before it is voted by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. The proxy also may be revoked by a shareholder attending the Special Meeting, withdrawing the proxy, and voting in person. We will pay all expenses incurred in connection with the solicitation of proxies. In addition to the solicitations of proxies by mail, our directors, officers, and regular employees may solicit proxies in person or by telephone.

This proxy statement, the enclosed form of proxy, and the other accompanying materials are first being mailed to shareholders on or about [December ~~[~~29~~]~~, 2003]. Shareholders of record at the close of business on [December ~~[~~26~~]~~, 2003], are eligible to vote at the Special Meeting. As of the record date, 62,500 shares of our common stock were outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the Special Meeting.

Shares represented by a properly executed and returned proxy card will be voted at the Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, the person or persons named in the proxy will vote FOR the amendments to our Articles of Incorporation to effect the reverse stock split and forward stock split, as described in this proxy statement, and in their discretion with respect to such other business as may come before the Special Meeting.

Approval of the reverse stock split and the forward stock split will require that a majority of the votes entitled to be cast by the holders of the common stock be cast in favor of the reverse stock split and forward stock split. For these purposes, only those votes cast “For” the proposal are counted. Abstentions are counted as votes “Against” the proposal. In accordance with our Bylaws and Michigan law, the Board will appoint an inspector of the election upon the request of a shareholder present at the Special Meeting (in person or by proxy) and entitled to vote.

The Company makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company after the reverse stock split and forward stock split are accomplished (if approved by our shareholders at the Special Meeting). When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, the quality of our operations, the adequacy of operating and management controls, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

SUMMARY TERM SHEET

The following is a summary of the material terms of the proposed reverse stock split and forward stock split. In this proxy statement, we refer to the reverse stock split, followed immediately by the forward stock split, as the “Recapitalization.” This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

•	The proposed Recapitalization involves two steps:

(1)

The first step is a reverse stock split in which each outstanding share of our common stock would be converted into 1/60th of a share. Any shareholder who would not be entitled to receive at least one whole share of common stock in this conversion would be entitled to receive cash in lieu of a fractional share. The amount of cash received would be based on a price of $60 per pre-split share.

(2)	The second step is a forward stock split in which each outstanding share of our common stock (immediately after the reverse stock split) would be converted into 60 shares.

The net effect of the Recapitalization would be our repurchase of shares from each shareholder who owns fewer than 60 shares at the time of the Recapitalization for a price of $60 per share.

•	If approved, both steps of the Recapitalization would take place on [January 30~~]~~, 2004].

•	The Recapitalization would be accomplished by making two successive amendments to our Articles of Incorporation (both of which would be effective on [January 30~~]~~, 2004]). This proxy statement is to solicit votes for the approval of those amendments at a Special Meeting of our shareholders to take place [January ~~[~~28~~]~~, 2004].

Please see “Description of the Recapitalization” on page ~~13~~15 for more detailed information.

•	A majority of the outstanding shares of our common stock (31,251 shares of the 62,500 outstanding shares) must be voted in favor of the Recapitalization for it to be approved. Since our executive officers and directors own a total of 13,049 shares, and since we believe that all of them will vote in favor of the Recapitalization, this means that a total of 18,202 shares held by shareholders who are not executive officers or directors of the Company will be required to vote in favor of the Recapitalization in order for it to be approved.

Please see “Vote Required” on page 13 for more detailed information.

•	The reason for the Recapitalization is to reduce our number of shareholders in order to enable us to terminate our obligation to file reports with the SEC. Our Board has determined that the costs of our being a public, SEC-reporting company significantly outweigh the related benefits.

Please see “Special Factors” on page 6 for more detailed information.

•	If the amendments to our Articles of Incorporation are approved, shareholders who own fewer than 60 shares of our common stock on [January 30~~]~~, 2004] will receive cash for their shares at a price of $60 per share, and we would take the steps necessary to deregister our common stock with the SEC.

Please see “Description of the Recapitalization” on page ~~13~~15 for more detailed information.

•	Our Board has determined that the terms of the proposed Recapitalization are fair, both to shareholders who will receive cash for their shares and for shareholders who will continue as our shareholders.

Please see “Special Factors” on page 6 for more detailed information.

•	Our shareholders do not have the right to dissent from the proposed Recapitalization and demand an appraisal of their shares.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION	3

SPECIAL FACTORS	6

DESCRIPTION OF THE RECAPITALIZATION	~~13~~15

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION	~~14~~17

FINANCIAL INFORMATION	~~18~~20

VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	~~18~~20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	~~19~~21

BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS	~~20~~22

OTHER INFORMATION	~~20~~22

OTHER MATTERS	~~21~~23

SHAREHOLDER PROPOSALS	~~21~~23

WHERE YOU CAN FIND ADDITIONAL INFORMATION	~~21~~23

INCORPORATION BY REFERENCE	~~22~~24

APPENDICES

Appendix A	Proposed Amendment to Articles of Incorporation - Reverse Stock Split
Appendix B	Proposed Amendment to Articles of Incorporation - Forward Stock Split
Appendix C	Annual Report for the fiscal year ended December 31, 2002
Appendix D	Quarterly Report (on Form 10-QSB) for the interim period ended September 30, 2003

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION

Set forth below are some key questions and answers to provide you with more information about the proposed Recapitalization. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

About the Special Meeting and Voting Procedures

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your vote for use at our Special Meeting of Shareholders.

This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held at our main office at 200 East Erie Street in Rogers City, Michigan, at 10:00 a.m., local time, on [January ~~[~~28~~]~~, 2004].

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of two proposed amendments to our Articles of Incorporation. These two amendments are attached to this proxy statement as Appendix A and Appendix B. The two amendments effect a Recapitalization of the Company, which is proposed to be effective on [January 30~~]~~, 2004]. If the Recapitalization is approved, the two amendments will both become effective on [January 30~~]~~, 2004]. The first amendment (attached as Appendix A) provides for a reverse 1-for-60 stock split. Shareholders who would not be entitled to receive at least one whole share in this reverse stock split (because they owned fewer than 60 shares at the time of the Recapitalization) would receive cash for their shares at a price of $60 per pre-split shares. Shareholders who receive at least one whole share (because they owned at least 60 shares at the time of the Recapitalization) would not receive any cash for their shares. Immediately after this reverse stock split, the second amendment (attached as Appendix B) would effect a forward 60-for-1 stock split. This has the result of returning each remaining shareholder’s number of shares to the number they held prior to the Recapitalization. After the Recapitalization, we would file a form with the SEC that would cause us to no longer be subject to the reporting and related requirements of the Securities Exchange Act of 1934.

Q:	Who may be present at the Special Meeting and who may vote?

A:	All holders of our common stock may attend the Special Meeting in person. However, only holders of our common stock of record as of [December ~~[~~26~~]~~, 2003] may cast their votes in person or by proxy at the Special Meeting.

Q:	What is the vote required to approve the Recapitalization?

A:	The proposal to approve the Recapitalization must receive the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, it has the same effect as if you voted against the transaction.

Q:	Who is soliciting my proxy?

A:	The Board of Directors of the Company is soliciting your proxy.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:	Our Board of Directors has determined that the Recapitalization is advisable and in the best interests of the Company and its shareholders. Our Board of Directors has unanimously approved the Recapitalization and recommends that you vote “FOR” approval of this matter at the Special Meeting.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed, and signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don't send back a proxy card or vote my shares in person at the Special Meeting?

A:	If you don’t return your proxy card or vote your shares in person at the Special Meeting, each of those shares will be treated as a vote “AGAINST” the proposed Recapitalization.

Q:	What happens if I sell my shares before the Special Meeting?

A:	The record date for the Special Meeting ([December ~~[~~26~~]~~, 2003]) is earlier than the targeted effective time of the Recapitalization ([January 30~~]~~, 2004]). If you own shares of our common stock on the record date but transfer your shares after the record date, but before Recapitalization, you will retain your right to vote at the Special Meeting based on the number of shares you owned on [December ~~[~~26~~]~~, 2003], 2003. If you sell a sufficient number of shares so that you own fewer than 60 shares as of [January 30~~]~~, 2004], you will receive $60 cash for each share you own on [January 30~~]~~, 2004].

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

About the Recapitalization

Q:	What will I receive in the Recapitalization?

A:	If you own fewer than 60 shares of our common stock on [January 30~~]~~, 2004], you will receive $60 in cash, without interest, from us for each share you own. If you own 60 or more shares of our common stock on [January 30~~]~~, 2004], you will not receive any cash payment for your shares in connection with the Recapitalization and will continue to hold the same number of shares of our common stock as you did before the Recapitalization.

Q:	Why is 60 shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of the Company?

A:	The purpose for the Recapitalization is to reduce the number of our shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our Board selected 60 shares as the “cutoff” number in order to enhance the probability that, after the Recapitalization (if approved), we will have fewer than 300 shareholders.

Q:	How will the Company be operated after the Recapitalization?

A:	After the Recapitalization, we will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the Recapitalization is not anticipated to have any effect upon the conduct of such business. As a result of the Recapitalization, our shareholders who receive cash for their shares in the transaction will no longer have a continuing interest as shareholders and will not share in any future earnings and growth of the Company.

Q:	When do you expect the Recapitalization to be completed?

A:	We expect the Recapitalization to be completed and effective at 11:59 p.m. local time, on [January 30~~]~~, 2004].

Q:	What are the federal income tax consequences of the Recapitalization to me?

A:	The receipt of cash in the transaction will be taxable for federal income tax purposes. Shareholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under “FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION” on page ~~15~~17.

Q:	May I buy additional shares in order to remain a shareholder of the Company?

A:	Yes. The key date is how many shares of common stock you own on [January 30~~]~~, 2004]. So long as you are able to acquire a sufficient number of shares so that you own 60 or more shares on [January 30~~]~~, 2004], your shares of common stock will not be cashed out in the Recapitalization.

Q:	Should I send in my stock certificates now?

A:	No. After the Recapitalization is completed, if your shares were converted into the right to receive cash in the Recapitalization, we will send instructions on how to receive your cash payment. If you will continue as a shareholder after the Recapitalization, you will not receive new stock certificates.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Recapitalization or the Special Meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: Dale L. Bauer or Paulette D. Kierzek at Huron National Bancorp, Inc., at 200 East Erie Street, Rogers City, Michigan 49779. Their telephone number is (989) 734-4734.

SPECIAL FACTORS

Capitalization of the Company

As of [December ~~[~~26~~]~~, 2003], 2003 (the record date for the Special Meeting), there were 62,500 shares of our common stock, with a par value of $10 per share, outstanding. The outstanding shares are held by a total of 605 record shareholders. Of these 605 record shareholders, approximately 163 of them own 54,290 shares (approximately 87% of the outstanding shares) and approximately 442 shareholders own only 8,210 shares (approximately 13% of the outstanding shares).

There is no established trading market for our common stock (except for limited or sporadic quotations).

Purposes of and Reasons for the Recapitalization

The primary purpose of the Recapitalization is to eliminate the expenses and management’s time and effort related to our disclosure and reporting requirements under the Securities Exchange Act and the shareholder servicing expense associated with being a public company. If approved, we expect that the Recapitalization will result in reducing the number of our shareholders to fewer than 300. This would allow us to deregister our common stock under the Securities Exchange Act, which should decrease these administrative expenses. The Recapitalization will thus enable our management and employees to devote more time and effort to improving our operations.

Because our common stock is registered under Section 12 of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under that Act, including the new requirements imposed by the Sarbanes-Oxley Act of 2002. ~~The cost of complying with these requirements is substantial, including legal and accounting fees, printing, postage, data entry, and other administrative expenses related to servicing shareholders who hold relatively small numbers of shares.~~ These requirements require us to incur legal, accounting, and SEC filing fees that we would not otherwise have to incur. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act and otherwise complying with requirements applicable only to public companies. Please see "Effects of the Recapitalization - Cost Savings" on page 8 for more information on these costs. In going private, we will be able to save many of these costs.

~~In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act and otherwise complying with requirements applicable only to public companies.~~ The~~se~~ obligations and associated costs of being a public company have become more burdensome as a result of the passage of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act imposes several new requirements on public companies, including the following:

•	The annual Form 10-KSB that we file with the SEC must disclose whether we have adopted a code of ethics for our executive officers and, if we haven’t, why we haven’t. We are required to make any code of ethics we adopt publicly available.

•	Our audit committee members are subject to new and more stringent independence requirements. In addition, our annual Form 10-KSB must disclose whether our audit committee has an “audit committee financial expert” (as such term is defined by the SEC) and, if it doesn’t, why not.

•	Our outside auditors will be prohibited from providing certain non-audit services for us. Other non-audit services must be pre-approved by our audit committee.

•	When our officers and directors buy or sell shares of our stock, they are required to file a report with the SEC. The deadline for those reports has been accelerated, and they are now due within two business days of the trade.

•	Our annual Form 10-KSB is required to contain a report of the internal controls we have. This report must be reviewed and attested to by our outside auditors.

•	The SEC will be reviewing our filings at least once every three years.

Although extremely difficult to quantify, the cost of complying with these new requirements is likely to be substantial. For example, these new requirements will increase our legal fees as we will require legal assistance to determine how the new regulations are applicable to us and to help us comply with those new requirements. In addition, the attestation of our report on internal controls that we are required to obtain from our outside auditors will increase the fees we pay them. Our officers and directors will also be required to devote attention to complying with these regulations, and their time represents an indirect cost to us.

~~In light of the expenses mentioned above and the limited trading market for our common stock, the~~  Despite these costs, our Board of Directors believes the Company receives little, if any, relative benefit from having its common stock registered under the Securities Exchange Act. Our common stock is not listed on any exchange or on the over-the-counter bulletin board (OTCBB), which means that our shareholders do not benefit from the liquidity of a public market that shareholders of other public companies often do. In addition, the lack of a public market for our stock and the lack of an analyst researching and tracking our stock means that the Company does not realize the benefit of having access to capital markets that other public companies generally do. ~~There is a very limited market for our common stock and the Board of Directors~~  Our Board believes there is little likelihood that a more active market will develop in the foreseeable future. ~~The Recapitalization will allow the shareholders being cashed out to liquidate their shares.~~

For all of these reasons, our Board has concluded that the costs of being a public company (which are expected to increase as a result of the Sarbanes-Oxley Act) substantially outweigh the associated benefits to the Company and our shareholders. By effecting the Recapitalization, the Board believes we will reduce costs without a substantial reduction in benefits.

~~In light of the relatively small benefit we believe our shareholders have received as a result of our being a public company, we believe the Recapitalization will result in a more efficient means of using our capital and management resources to benefit the Company and its shareholders. The costs of being an SEC-reporting company have increased as a result of the passage of the Sarbanes-Oxley Act. The timing of the Recapitalization is a business judgment decision that has been made by our Board.~~

Failure to Effect Recapitalization

If the proposed Recapitalization is not approved by our shareholders and effected, we will continue to file annual and quarterly reports on Forms 10-KSB and Forms 10-QSB, as well as all other filings required under the Securities Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to no longer be a public company. Our Board considered the possibility that the Recapitalization may not be implemented. The Board determined that the potential benefits to the Company and its shareholders of implementing the Recapitalization were worth the risk that the Recapitalization might not be implemented.

Alternatives Considered

In making its determination to proceed with the Recapitalization, our Board considered other alternatives. As discussed below, it rejected a cash-out merger, a tender offer, open market purchases, and remaining a public company. For the reasons discussed below, the Board determined that providing liquidity to some unaffiliated shareholders was fair to all the shareholders considering the benefits to the Company of eliminating the expenses incurred from being a public company and relieving management of the time necessary to meet regulatory responsibilities under securities laws. The alternatives the Board considered were:

•	Cash-Out Merger. The Board considered, as a possible alternative to the Recapitalization, a cash-out merger of the Company into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the Recapitalization. Such a merger would have the same net effect on our shareholders. However, the Board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the Recapitalization, but would have required the formation of a new company, more documentation than the Recapitalization (including a detailed plan of merger), and likely more regulatory issues.

•	Issuer Tender Offer. The Board also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the Board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro rata acceptance of offers from shareholders, which makes it difficult to ensure that the Company would be able to significantly reduce the number of record shareholders. As a result, the Board rejected this alternative.

•	Open Market Purchases. The Board determined that making open market purchases was an impracticable option given the very limited trading market for our common stock. In addition, this method would take an extended length of time, have no assurance of success, and be of undeterminable cost. The Board did not think this procedure was either practical or efficient.

•	Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public company without the commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company and its shareholders and rejected this alternative.

Effects of the Recapitalization on the Company

The Recapitalization will likely have the following effects on the Company:

•	Termination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. The Company has approximately 605 shareholders of record. Following the Recapitalization, if approved and if it is successful in reducing the number of our shareholders to less than 300, we intend to terminate the registration of our common stock under the Securities Exchange Act as promptly as possible after the effective date of the Recapitalization.

•	Cost Savings. We anticipate saving substantial costs as a result of the Recapitalization, including attorney fees, accountants' fees, SEC filing fees, and indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings. We estimate that we will save approximately ~~$40,000 per year as a result of this transaction. This primarily represents incremental accounting and legal fees. It does not include certain indirect costs, such as the time spent by our executive officers and employees in preparing SEC reports, nor does it reflect our expected cost savings as a result of not being required to comply with the Sarbanes-Oxley Act, both of which are very difficult to quantify.~~ $10,000 a year in incremental attorney fees that we incur to have our attorneys review our periodic filings with the SEC and assist us in complying with rules and regulations applicable to public companies. In addition, we estimate that we will save approximately $30,000 in incremental accountants' fees. Although banking regulations may require our accountants to continue to review or audit our financial statements, we will not incur the cost of having our accountants assist in preparing periodic filings with the SEC or in advising us as to various accounting rules applicable to public companies.

In addition to these direct cost reductions, we expect to save indirect costs as a result of the fact that our officers (primarily our President/CEO and our CFO) will not be required to devote attention to preparing periodic SEC filings, consulting with our attorneys and auditors on various SEC rules and regulations, and generally addressing compliance with SEC rules and regulations. These indirect costs are extremely difficult to accurately quantify.

Furthermore, we expect that, by undertaking the Recapitalization, the Company will avoid future costs, which could be substantial, as a result of complying with new SEC rules and regulations imposed as a result of the Sarbanes-Oxley Act. Some of the new requirements of the Sarbanes-Oxley Act are listed in "Purposes of and Reasons for the Recapitalization" on page 6. Although it is extremely difficult for us to accurately quantify these costs, complying with these new requirements will very likely require (1) additional assistance from our outside auditors and attorneys (resulting in increased expense to us), (2) additional time and attention from our officers and directors (which represents an indirect cost to us), and (3) the likely hiring of additional employees to help us comply with these new requirements.

•	Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of [December ~~[~~26~~]~~, 2003], we believe that the Recapitalization will reduce our number of record shareholders from approximately 605 to approximately 163. We estimate that we will purchase approximately 8,210 shares in the Recapitalization. The number of outstanding shares of common stock will decrease from approximately 62,500 to approximately 54,290. These estimates assume that there will be no transfers of stock between shareholders before [January 30~~]~~, 2004] (the proposed effective date of the Recapitalization).

•	Change in Book Value. Because (1) the price to be paid per share in the Recapitalization will be $60 per share, (2) the number of shares of common stock expected to be purchased is estimated to be approximately 8,210, (3) the total cost to the Company, including expenses, of effecting the Recapitalization is expected to be approximately $522,700, and (4) at September 30, 2003, ~~the book value per share (including loan loss reserves)~~ aggregate shareholders' equity in the Company was approximately ~~$77.64~~ $4,701,374 ($75.22 per share), the Company expects that, as a result of the Recapitalization, the book value per share of common stock ~~(including loan loss reserves)~~, estimated as of December 31, 2003, will be increased to approximately ~~$79.75~~$76.97 per share on a pro forma basis. This calculation is net of the dividend paid November 3, 2003 and the anticipated effect of the Recapitalization. (It is important to note that book value is an accounting methodology based on the historical cost of the Company’s assets, and therefore does not necessarily reflect current Company value.)

•	Available Cash. Our available cash on hand will be reduced from approximately $3,407,779 as of September 30, 2003 to approximately $2,885,079 on a pro forma basis.

•	Capital and Liquidity. We do not expect that the payment to shareholders receiving cash in the Recapitalization or the payment of expenses will have a material adverse effect on our capital, liquidity, or operations. However, there will be less capital available to the Company. Based on the estimates set forth in “Change in Book Value” above, we estimate that our capital will decrease to approximately $4,178,674 on a pro forma basis.

Effects of the Recapitalization on Our Shareholders

The Recapitalization will likely have the following effects on our shareholders:

•	Primary Effect on Shareholders Owning Fewer Than 60 Shares. Shareholders owning fewer than 60 shares as of [January 30~~]~~, 2004] will cease to be shareholders and instead will receive $60 per share for their common stock. This is true whether or not a shareholder is affiliated with the Company (e.g., an employee or director).

•	Primary Effect on Shareholders Owning at Least 60 Shares. All shareholders owning 60 or more shares as of [January 30~~]~~, 2004] will remain shareholders and will not receive any cash. The number of shares each shareholder owns will not change; however, because there would be fewer outstanding shares, each remaining shareholder would own a slightly higher percentage of the Company’s outstanding stock. This is true whether or not a shareholder is affiliated with the Company (e.g., an employee or director).

•	Federal Income Tax Consequences. If the Recapitalization is approved and effected, a shareholder who receives cash for their shares will likely be required to pay a tax on the cash received. Shareholders who do not receive cash and continue as shareholders of the Company will likely not be required to pay any federal income tax as a result of the Recapitalization. These tax consequences are the same for both affiliated and unaffiliated shareholders of the Company; however, because all affiliated shareholders will continue as shareholders of the Company, none of them should be required to pay any federal income tax as a result of the Recapitalization. Please see “Federal Income Tax Consequences of the Recapitalization” beginning on page 14 for more detailed information.

•	Less Information About the Company. As discussed above, the purpose of the Recapitalization is to permit us to terminate the registration of our common stock under the Securities Exchange Act, which will substantially reduce the information that we will be required to furnish to our shareholders. Although the Company will continue to release annual audited financial statements following the end of each fiscal year, these reports will not include all of the information that we currently are required to provide to our shareholders under federal securities laws, including information such as a description of our business, management’s discussion and analysis of our financial condition and the results of our operation, descriptions of transactions with related parties, disclosure of executive compensation, and reports of beneficial ownership by our management.

•	Less Regulation Designed to Protect Investors. In addition, the termination of our Securities Exchange Act registration will make many of the provisions of the Securities Exchange Act, such as certain short-swing profit recapture rules, the requirement of furnishing a proxy or information statement in connection with shareholder meetings, some requirements relating to tender offers, and the requirements regarding “going private” transactions, no longer applicable to the Company or its shareholders. In addition, the Sarbanes-Oxley Act of 2002 imposed many additional rules and regulations on public companies that were designed to protect investors. For example, among other things, that Act requires us to impose stricter standards on our audit committee and requires that our CEO and CFO personally certify our disclosures to shareholders. If the Recapitalization is approved and effected, almost all of these new regulations will no longer be applicable to the Company.

•	No Public Market. There will be no public market for our common stock after Recapitalization (although there is currently only a very limited market for the stock).

Effects of the Recapitalization on Our Executive Officers and Directors

All of our executive officers and directors own at least 60 shares of our common stock, and thus will remain shareholders if the Recapitalization is approved. Although our executive officers and directors are treated the same as other shareholders under the terms of the Recapitalization, the Recapitalization will likely have the following special effects on our executive officers and directors:

•	Increased Percentage of Ownership. Based on the estimates set forth above, we expect that the percentage of our common stock held by our executive officers and directors as a group will increase from approximately 20.88% before the Recapitalization to approximately 24.04% after the Recapitalization.

•	Decreased Regulation. After the Recapitalization (if approved), our common stock will not be registered under the Securities Exchange Act. As a result, our executive officers, directors, and other affiliates will no longer be subject to the Act’s requirements, including beneficial ownership reporting and short-swing profit liability provisions, nor will we be required to publicly disclose information relating to executive compensation and related party transactions. Our officers and directors will still be subject to the fiduciary and other obligations of Michigan law.

Effects of the Recapitalization on Unaffiliated Shareholders

Except as described above, shareholders who are not affiliated with the Company (i.e., are not officers or directors) will be treated the same as affiliated shareholders in the Recapitalization.

Ability to Buy or Sell Shares Prior to [January 30~~]~~, 2004]

As described above, if the Recapitalization is approved, it will have the following effect:

•	If you own fewer than 60 shares on [January 30~~]~~, 2004], your shares will be purchased by the Company at a price of $60 per share.

•	If you own at least 60 shares on [January 30~~]~~, 2004], you will continue as a shareholder of the Company, with the same number of shares after the Recapitalization.

If you own fewer than 60 shares today, but want to remain a shareholder of the Company, you have the opportunity to purchase additional shares of common stock from other shareholders prior to [January 30~~]~~, 2004].

If you own at least 60 shares today, but want to sell your shares, you have the opportunity to sell your shares to other shareholders prior to [January 30~~]~~, 2004]. If you sell enough shares such that you are left with fewer than 60, the remaining shares will be automatically purchased by the Company in the Recapitalization (if approved).

A list of shareholders and the number of shares each person owns is available for inspection at our main office at 200 East Erie Street, Rogers City, Michigan 49779. Other than making this list available, we cannot provide any additional assistance in helping you locate shareholders that may be willing to buy or sell shares, and we cannot provide any assistance with respect to the sale of shares.

If you buy or sell shares as described above, you should notify us of the sale and provide us with documentation evidencing the sale as soon as possible, but no later than [January 30~~]~~, 2004]. This is because whether a shareholder will continue as a shareholder of the Company or receive cash in the Recapitalization (if approved) is determined according to our stock record books as of [January 30~~]~~, 2004].

Fairness of the Recapitalization

Our Board of Directors has determined that the Recapitalization is fair to our shareholders, both the shareholders that would be cashed out as a result of the Recapitalization and the shareholders that would continue as shareholders of the Company. The Board based its determination on the following factors:

•	Shareholders Being Cashed Out. The Board considered the fact that shareholders who will receive cash will have no control over the timing or price of the sale of their shares. However, for the reasons discussed in this proxy statement, the Board determined that the benefits to the Company and the remaining shareholders render the Recapitalization fair, even taking into account the lack of control over timing and price. In addition, the Board noted that the Recapitalization provides liquidity that may not otherwise be available to these shareholders. Furthermore, shareholders may avoid the effects of cash-out by purchasing additional shares of the Company's stock. (See "Ability to Buy or Sell Shares Prior to [January 30, 2004]" above.)

•	Shareholders Who Will Remain Shareholders. The Board determined the Recapitalization is fair to the shareholders who will remain shareholders because, with the exception of reduced availability of information and decreased regulation of the Company (discussed elsewhere in this proxy statement), their rights remain essentially unchanged. Moreover, if the anticipated cost savings and management efficiencies are in fact realized as anticipated, the remaining shareholders will be able to participate in the rewards of those benefits through any increase in the fair market value of their shares. The fact that the Company is incurring significant expense as an SEC-reporting company and the virtual lack of benefits it derives from doing so was the most important factor to the Board in determining that the Recapitalization is fair to its shareholders.

•	Ability of Shareholders to Receive Cash or Remain as Shareholders. The Board considered the fact that shareholders who currently have fewer than 60 shares but who wish to increase their holdings to avoid being cashed out in the Recapitalization may do so by purchasing shares of common stock prior to [January 30~~]~~, 2004]. In addition, those shareholders who currently own at least 60 shares but who wish to be cashed out entirely can reduce their holdings below 60 shares of common stock prior to [January 30~~]~~, 2004]. Although our stock is thinly traded, it is often the case that several members of a single family or related families will each own a very small number of shares (often as few as one or two shares per person), with one or two family members owning a larger number. These family members can relatively easily avoid having shares purchased in the Recapitalization by aggregating their shares among one or two family members.

In addition, as noted in "Ability to Buy or Sell Shares Prior to [January 30, 2004]" on page 11, shareholders that are interested in buying additional stock so as to avoid being cashed out in the Recapitalization can obtain a list of shareholders from the Company and contact such shareholders to determine their interest in selling shares.

•	Fairness of the Price. In analyzing the fairness of the Recapitalization and the purchase price per share to be paid in the Recapitalization, the Board sought to determine a price that was fair both to those shareholders who would be cashed out, and those shareholders who would remain shareholders. The Board sought to balance paying an appropriate premium to the cashed-out shareholders with fairness to the remaining shareholders.

The Board primarily based its determination ~~of the fair price to be paid~~ on the price paid in sales reported to the Company over the past 36 months. As shown under the caption “Reported Sales of Stock” on page 20, except for the sale of 1 share for $50 in the second quarter of 2002, all sales since the beginning of 2002 have been for $52 per share. Since the beginning of 2001, the lowest reported sales price has been $50 per share. The Board recognizes that there is a very limited trading market for its shares of common stock, but, for the reasons discussed below, believes that this sale data is the best indicator of the fair value of a share of common stock. However, partially in consideration of ~~this~~  the limited trading market for our stock, the Board decided to pay a premium of approximately 15% over the reported sales data.

The Board believes that the value of the Company is largely a function of its future earning power which, in turn, is largely a function of the status and prospects of the local economy. The primary business of the Company is operated through its wholly-owned subsidiary, Huron National Bank. The Bank operates almost exclusively in Rogers City, Michigan and the surrounding rural communities. Rogers City has a population of approximately 4,000. The Company's future earnings largely depend on the ability of the Bank to attract deposits from and make loans to the businesses and residents of the community in which it operates. Thus, the Company's future earning power depends, to a very large extent, on the local economy in Rogers City, Michigan and surrounding areas.

The local economy in Rogers City and the surrounding rural communities has experienced steady, but relatively slow growth since the Company was organized in 1988, and the Board knows of no facts or circumstances that would be expected to change this growth pattern. Because most of the Company's shareholders are residents of the community in which the Company operates, the Board believes that the shareholders' expectations of the Company's future earning power are reflected in the price at which those shareholders have been willing to buy and sell shares of the Company's stock. The Board has no plans to sell the Company or to pursue any business strategy that would cause a significant change in the Company's operations or prospects. Thus, the Board has made the business judgment that the fair market value of a share of stock is closely related to the price at which willing buyers and sellers, who are familiar with the community and local economy in which the Company operates, have been willing to buy and sell stock. The Board has decided to pay a 15% premium over the latest reported sales price in recognition of the fact that the number of shares bought and sold, as reported to the Company, has been relatively limited. The Board determined that a 15% premium would safeguard against the risk that, if the trading volume of the stock were higher, the sales prices would be higher, while at the same time maintaining the fairness of the transaction to shareholders who would not be cashed out in the Recapitalization.

The Board believes the appropriate valuation for the Company is to measure its value as a going concern. This is because the Company has no current plans to liquidate or otherwise discontinue its operations. The Board did not conduct a separate analysis of the Company's going concern value because it did not believe that there were any factors that would be considered in such an analysis that would lead to a materially different result than the Board's determination of value based on the market prices for its stock, as discussed above.

As of September 30, 2003, the book value per share of our common stock was $75.22. In determining what would be a fair price to pay to shareholders in the Recapitalization, the Board ~~did not give much weight to the book value per share because it did not consider such value very relevant to the determination of the market value of a share of the Company’s common stock.~~ considered the book value of the Company's stock; however, given the historical market value of the Company's stock, relative to the prevailing book value, as well as the other considerations discussed in this section, it did not feel that adjusting the price upward to equal (or exceed) book value was warranted, appropriate, or fair. Book value per share is an accounting calculation that measures our total consolidated assets (consisting primarily of loans owed to Huron National Bank, our subsidiary bank) over our total consolidated liabilities (consisting primarily of deposit accounts the Bank owes its customers). Our Board does not believe that this calculation represents the value of participating in our future earning power. Book value per share may better approximate market value in the case of a company with substantial fixed assets, such as real estate, where the difference between assets and liabilities likely represents appreciation in value. ~~However, the~~ The Board ~~did~~ noted that shares of our common stock have historically traded at a discount to the book value per share:

Year	Book Value Per Share	Highest Per-Share Sales Price Reported to Company	Difference

1998	~~$50.67~~ $47.47	$40.00	~~$10.67~~ $7.47
1999	~~$54.42~~ $51.47	$42.00	~~$12.42~~ $9.47
2000	~~$59.55~~ $56.88	$50.00	~~$9.55~~  $6.88
2001	~~$66.02~~ $63.63	$52.00	~~$14.02~~ $11.63
2002	~~$71.51~~ $69.42	$52.00	~~$19.51~~ $17.42
2003	~~$77.64~~ $75.22	$52.00	~~$25.64~~ $23.22

(These calculations use a book value per share~~, including loan loss reserves,~~ as of September 30 of the applicable year.)

In determining the price to be paid to cashed-out shareholders, the Board did not consider the liquidation value of a share of the Company’s common stock because the Company has no plans to liquidate. ~~A~~ In addition, liquidation value ignores the value of the Company as a going concern. Furthermore, the Company's primary consolidated assets consist of loans that customers owe Huron National Bank, our subsidiary bank. The liquidation value of these types of assets is not as easy to quantify as it may be for tangible property, such as real estate or equipment. An analysis of how the Company would liquidate these assets and a determination of the value that could be received for these assets would be very complex and time-consuming and, given the uncertainty involved (since liquidations of banks are relatively uncommon), any such determination would be highly speculative.

~~The Board believes that the price of $60 per share approximates the going concern value of the Company, which the Board believes represents the fair market value of a share of common stock. The Company believes this value is best represented by the price at which shares of Company stock are sold between willing buyers and sellers. As discussed above, the price being paid in the Recapitalization is based on the trading price of the Company’s common stock in recent years, plus a premium in recognition of the limited trading market of the stock.~~

We have not repurchased any shares from our shareholders during the past five years. No person or entity has made an offer to acquire the Company. Therefore, these two potential sources of valuation data provide the Board with no additional information on which to base their valuation decision.

The Board decided not to obtain an independent valuation or opinion as to the fair value of a share of common stock. The Board did not believe that an independent valuation would yield a fair value materially different than the $60 per share price determined by the Board. The Board based this belief primarily on the fact that the Company operates in a relatively small community. ~~The~~  As discussed above, the Company’s future earning power, which the Board believes is the primary determinant of its value, is based in large part on the local economy. The Board believes that its members and the Company’s shareholders, most of whom are residents of the community, are well qualified to assess the viability of the local economy and the Company’s prospects. In addition, given the procedural fairness considerations discussed in this section (including the fact that the Company's directors and executive officers collectively own less than 21% of the outstanding shares of stock and will be treated the same as the holders of a majority of the Company's outstanding stock), the Board does not believe its determination of a fair price has been tainted by any conflicts of interest. For these reasons, the Board determined that the independence and qualifications of a third party appraiser would likely not lead to a significant difference in the determination of a fair price, and therefore did not believe the cost of obtaining an independent valuation was justified under the circumstances. In other words, the Board believed that its members are best qualified to determine the value of the Company.

•	Approval of Shareholders. In determining whether the Recapitalization is fair to its shareholders, the Board considered the fact that, under Michigan law, the Recapitalization will need to be approved by a majority of the Company’s shareholders. As discussed in “Vote Required” on page 14, because all of the Company’s executive officers and directors have indicated that they will vote in favor of the Recapitalization, this means that approximately 37% of shares held by unaffiliated shareholders will be required to be voted in favor of the Recapitalization for it to be approved. Although the Board could voluntarily require that a majority of our unaffiliated shareholders approve the Recapitalization in order for it to be approved, the Board believes that the fact that 37% of unaffiliated shareholders will be required to approve the Recapitalization is significant and, assuming such approval is obtained, supports the fairness of the Recapitalization.

In addition, of the approximately 20.88% of outstanding shares owned by our officers and directors, less than 1% of the outstanding shares are owned by officers and directors that are employed by the Company. Furthermore, the most any single officer or director owns is less than 6% of the outstanding shares. Thus, our common stock is not significantly concentrated in a small group of insiders nor does any person or group have control of the Company. The Board believes that the lack of the ability of any one person or group of people to control the outcome of the proposed Recapitalization supports its fairness (assuming its approval by the requisite majority of shareholders).

•	Approval of Board. The Board unanimously approved the Recapitalization. No director voiced any dissent or abstained from the vote to approve the Recapitalization. Only one of our directors is an employee of the Company. Thus, the Recapitalization received the approval of all of our directors who are not employees of the Company.

•	No Unaffiliated Representative. No independent representative was retained to represent unaffiliated shareholders in negotiating with the Board on the terms of the Recapitalization. For the reasons discussed in this section, the Board believes the transaction is fair to its unaffiliated shareholders and believes that the cost of hiring an independent representative to confirm this fairness would not be justified under the circumstances.

Material Differences in the Rights of Shareholders

If the Recapitalization is approved, shareholders who own fewer than 60 shares of our common stock as of [January 30~~]~~, 2004] will be treated differently than shareholders who own at least 60 shares of our common stock as of [January 30~~]~~, 2004]. Shareholders who own fewer than 60 shares will have their shares repurchased by us at a price of $60 per share and will cease to be shareholders. Shareholders who own at least 60 shares will continue as shareholders.

Approval of the Board of Directors

Our Board of Directors, including those directors who are not employees of the Company, has unanimously approved the Recapitalization, and the Board unanimously recommends that the shareholders vote “FOR” approval and adoption of the proposed amendments to our Articles of Incorporation that will effect the Recapitalization.

All of our executive officers and directors own shares of our common stock, and all of them have indicated that they intend to vote their shares of common stock “FOR” the Recapitalization. All of our executive officers and directors own at least 60 shares of stock and, unless an executive officer or director sells shares prior to [January 30~~]~~, 2004] such that he or she does not own at least 60 shares as of [January 30~~]~~, 2004] (which we do not believe any officer or director intends to do), each of our executive officers and directors will remain shareholders of the Company following the Recapitalization (if approved).

DESCRIPTION OF THE RECAPITALIZATION

Conversion of Shares

If approved by our shareholders, the Recapitalization will be accomplished through our filing two amendments to our Articles of Incorporation, which amendments are attached to this proxy statement as Appendix A and Appendix B. Although both of these amendments would be filed with the Michigan Department of Consumer & Industry Services promptly after the Special Meeting of shareholders (if the Recapitalization is approved), the amendments would not be effective until [January 30~~]~~, 2004], at which time the amendment effecting the reverse stock split (attached as Appendix A) would automatically become effective at 11:58 p.m. EST, and the amendment effecting the forward stock split (attached as Appendix B) would automatically become effective at 11:59 p.m. EST.

Reverse Stock Split. The amendment to our Articles of Incorporation that would effect the reverse stock split is attached to this proxy statement as Appendix A. That amendment provides that each outstanding share of our common stock would be automatically converted into 1/60th of a share of our common stock as of 11:58 p.m. (EST) on [January 30~~]~~, 2004]. The amendment further provides that shareholders who would not be entitled to receive at least one share of common stock in this conversion would be entitled to receive cash in lieu of the fractional share to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the price of $60 per pre-split share.

Forward Stock Split. The amendment to our Articles of Incorporation that would effect the forward stock split is attached to this proxy statement as Appendix B. That amendment provides that each outstanding share of our common stock would be automatically converted into 60 shares of our common stock as of 11:59 p.m. (EST) on [January 30~~]~~, 2004]. The purpose of the forward stock split is to convert any fractional shares resulting from the reverse stock split into whole shares and to otherwise return the shareholdings of the remaining shareholders back to their pre-Recapitalization position.

Deletion of Par Value

The proposed amendments to our Articles of Incorporation would also have the effect of deleting any reference to our shares of common stock having a “par value.” The reason for this change is because Michigan law no longer requires corporations to assign a par value to shares of stock, and our Board of Directors believes deleting a reference to par value simplifies the reporting of the capitalization of the Company. The proposed deletion of the reference to par value will have no effect on the actual capitalization of the Company, but will simply affect how that capitalization is recorded on the Company’s financial statements. Under Michigan law, shareholder approval is not required in order to eliminate this reference to par value from our Articles of Incorporation.

Examples

The following examples illustrate how the Recapitalization will work (if approved):

Shareholder Owning At Least 60 Shares. Assume that Shareholder A owns 165 shares of common stock on [January 30~~]~~, 2004]. As a result of the reverse stock split, Shareholder A’s 165 shares would be converted into 2.75 shares. Because Shareholder A would own at least one whole share of common stock immediately after the reverse stock split, the Company would not pay cash in lieu of the .75 fractional share. As a result of the forward stock split, Shareholder A’s 2.75 shares would be converted back into 165 shares. The Recapitalization thus would have no net effect on Shareholder A’s stock holdings (but Shareholder A would own a slightly larger percentage of the Company’s outstanding common stock).

Shareholder Owning Fewer Than 60 Shares. Assume that Shareholder B owns 45 shares of common stock as of [January 30~~]~~, 2004]. As a result of the reverse stock split, Shareholder B’s 45 shares would be converted into the right to receive cash in lieu of a fractional share. Because Shareholder B would not be entitled to receive at least one whole share of common stock in connection with the reverse stock split, the Company would pay Shareholder B cash in lieu of the .75 fractional share. Shareholder B would receive $2,700 (the 45 pre-split shares multiplied by $60 per pre-split share). The net effect of the Recapitalization on Shareholder B would be that Shareholder B would cease to be a shareholder of the Company, but would have had his shares redeemed by the Company for a total of $2,700.

Deregistration of Common Stock

Promptly after the Recapitalization, if approved by our shareholders, we will file a Form 15 with the SEC certifying that we have fewer than 300 shareholders of record. This will terminate the registration of our common stock under the Securities Exchange Act of 1934. We anticipate that our reporting obligations would terminate effective as of [January 30~~]~~, 2004], and that we would not be required to file a Form 10-KSB for 2003. (However, certain of our obligations as a public company would continue until the de-registration becomes effective, anticipated to be approximately 90 days after the Form 15 is filed.)

Exchange of Stock Certificates for Cash Payment

If the Recapitalization is approved by our shareholders, then on [January 30~~]~~, 2004], each certificate representing a share of our common stock outstanding immediately prior to the Recapitalization will be deemed, for all corporate purposes and without any further action by any person, to evidence either an equal number of shares of new common stock or the right to receive cash in lieu a fractional share resulting from the Recapitalization. Each shareholder who owns fewer than 60 shares of record on [January 30~~]~~, 2004] will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional share to which he or she would otherwise have been entitled. ~~In February of 2004,~~ As soon as reasonably practicable after the Recapitalization, we would send a letter of transmittal to our shareholders whose shares were converted into the right to receive cash in the Recapitalization (i.e., those shareholders who own fewer than 60 shares as of [January 30~~]~~, 2004]). These letters would instruct the shareholders to return their stock certificates to us in exchange for their cash payment. Shareholders that would continue as shareholders after the Recapitalization (i.e., those shareholders who own at least 60 shares as of [January 30~~]~~, 2004]) would retain their current stock certificates.

If certificates evidencing common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying us and all other persons against any losses incurred as a consequence of the payment of cash in lieu of fractional shares. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to shareholders after the Recapitalization becomes effective (if approved). Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the payment of cash in lieu of fractional shares. We will bear these costs. The letter of transmittal will be sent to the appropriate shareholders promptly after the effective date of the Recapitalization. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Vote Required

The approval of the Recapitalization requires that the holders of a majority of the outstanding shares of our common stock vote in favor of the Recapitalization. Each share of common stock is entitled to one vote per share. There are 62,500 shares of common stock outstanding. Therefore, at least 31,251 votes must be cast in favor of the amendments to the Articles of Incorporation in order for the Recapitalization to take place.

As a group, our executive officers and directors own a total of 13,049 shares of the 62,500 outstanding shares. Since we believe all of our executive officers and directors will vote in favor of the amendments to the Articles of Incorporation, this means that a total of 18,202 shares (31,251 shares minus 13,049 shares) held by shareholders who are not executive officers or directors of the Company will be required in order for the amendments to the Articles of Incorporation to be approved and the Recapitalization to take place.

Dissenters’ Rights

Under Michigan law, our shareholders are not entitled to any dissenters’ or appraisal rights in connection with the Recapitalization. Under Michigan law and/or federal securities laws, a shareholder may have the right to file a claim against the Company and/or its officers or directors alleging that he or she has been treated unfairly or that an officer or director has breached a fiduciary duty or that the Recapitalization was fraudulent, manipulative, or deceptive.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the Recapitalization and recommends that our shareholders vote “FOR” the proposed amendments to our Articles of Incorporation.

Regulatory Approvals

The Recapitalization is not subject to any regulatory approvals.

Expenses and Source of Funds

We estimate that approximately $492,600 will be required to pay for the fractional shares of common stock exchanged for cash in the Recapitalization. Additionally, we estimate that professional fees and other expenses related to the Recapitalization will total approximately $30,100, as follows:

Legal fees:	$25,000
SEC filing fees:	$ 100
Printing/mailing charges:	$ 5,000

$30,100

Cash and cash equivalents on hand will serve as the source for these costs. We do not intend to borrow any funds in connection with the Recapitalization.

We will pay all expenses incurred in connection with this proxy statement and, if approved, the Recapitalization.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

The following are the material federal income tax consequences of the Recapitalization to the Company and its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service (“IRS”) and no ruling has been or will be obtained from the IRS in connection with the Recapitalization.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our shareholders in light of their particular circumstances. The discussion assumes that our shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state, or local income tax consequences of the Recapitalization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold our common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes; and persons who do not hold their shares of common stock as a capital asset.

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the Recapitalization, including applicable federal, foreign, state, and local tax consequences to you of the Recapitalization in light of your own particular circumstances.

The Company

The Recapitalization will be a tax free reorganization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not recognize taxable income, gain, or loss in connection with the Recapitalization.

Shareholders Who Receive Shares of New Common Stock

A shareholder who receives shares of new common stock in the Recapitalization (i.e., a shareholder who owns at least 60 shares on [January 30~~]~~, 2004] ) will not recognize gain or loss, or dividend income, as a result of the Recapitalization, and the basis and holding period of such shareholder’s shares of old common stock will carry over as the basis and holding period of such shareholder’s shares of new common stock.

Shareholders Who Receive Cash

A shareholder who receives cash in the Recapitalization (i.e., a shareholder who owns fewer than 60 shares of common stock on [January 30~~]~~, 2004]) will be treated as having had his or her shares redeemed by the Company, which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder’s situation, will be taxed as either:

(a)

A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder’s tax basis for the redeemed shares; or

(b)

A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the Company’s accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of shares of stock from a shareholder as part of the Recapitalization will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•	the Recapitalization results in a "complete termination" of the shareholder's interest in the Company;

•	the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

•	the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren, and parents (“family attribution”). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities (“entity attribution”). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

Complete Termination. A shareholder who receives cash in the Recapitalization and does not constructively own any shares of new common stock after the Recapitalization, will have his or her interest in the Company completely terminated by the Recapitalization and will therefore receive the sale or exchange treatment on his or her old common stock described under (a) above.

A shareholder who receives cash in the Recapitalization and would only constructively own shares of new common stock after the Recapitalization as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Recapitalization. Among other things, waiving family attribution requires (i) that the shareholder have no interest in the Company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the Recapitalization and (ii) including an election to waive family attribution in the shareholder’s tax return for the year in which the Recapitalization occurs.

“Substantially Disproportionate.” A shareholder who receives cash in the Recapitalization and immediately after the Recapitalization constructively owns shares of new common stock, must compare (X) his or her percentage ownership immediately before the Recapitalization (i.e., the number of old common shares actually or constructively owned by him or her immediately before the Recapitalization divided by 62,500) with (Y) his or her percentage ownership immediately after the Recapitalization (i.e., the number of new common shares constructively owned by him or her immediately after the Recapitalization divided by the number of shares of new common stock outstanding immediately after the Recapitalization).

If the shareholder’s post-Recapitalization ownership percentage is less than 80% of the shareholder’s pre-Recapitalization ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the shareholder and the shareholder will, therefore, receive the sale or exchange treatment on his or her old common stock described under (a) above.

Not Essentially Equivalent to a Dividend. If (i) the shareholder exercises no control over the affairs of the Company (e.g., is not an officer, director, or high ranking employee), (ii) the shareholder’s relative stock interest in the Company is minimal, and (iii) the shareholder’s post-Recapitalization ownership percentage is less than the shareholder’s pre-Recapitalization ownership percentage, the receipt of cash is “not essentially equivalent to a dividend” with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on his or her shares of old common stock exchanged for cash in lieu of a fractional share. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, receiving cash in lieu of a fractional share by a shareholder who immediately after the Recapitalization constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the Company’s accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Tax Withholding

Non-corporate shareholders of the Company may be subject to backup withholding at a rate of 30% on cash payments received in the Recapitalization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be sent to the shareholders after the Recapitalization (if approved), (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Recapitalization. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the Recapitalization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

FINANCIAL INFORMATION

Our audited financial statements for the fiscal years ended December 31, 2002 and 2001, contained in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002, which was filed with the SEC on April 8, 2003 are incorporated in this proxy statement by reference. A copy of our 2002 Annual Report is attached as Appendix C.

Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in the Form 10-QSB for the nine months ended September 30, 2003, which was filed with the SEC on November 6, 2003, are incorporated in this proxy statement by reference. A copy of this Form 10-QSB is attached as Appendix D.

Pro Forma Balance Sheet

The following pro forma (condensed) balance sheet is based upon the Company’s balance sheet as of September 30, 2003, adjusted to reflect the estimated effect of the Recapitalization. The pro forma balance sheet is based upon the assumption that the Company will repurchase an aggregate of 8,210 pre-split shares in the Recapitalization for a total of $492,600, and $30,100 in fees and expenses will be incurred in connection with the Recapitalization. The Company intends to utilize its cash and cash equivalents as the source of financing for these costs.

PRO FORMA BALANCE SHEET - UNAUDITED
	Actual (as of 9/30/03)	As Adjusted (as of 9/30/03)
ASSETS
Cash and cash equivalents	$ 4,907,779	$ 4,385,079
Other assets	41,153,787	41,153,787

Total Assets	$46,061,566	$45,538,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Total Liabilities	$41,360,192	$41,360,192

Common stock - (62,500 shares outstanding; 54,290 shares outstanding as adjusted)	625,000	1,167,900
Additional paid-in capital	625,000	0
Retained earnings	3,323,925	2,883,325
Accumulated other comprehensive income, net	127,449	127,449

Total Shareholders' Equity	$ 4,701,374	$ 4,178,674

Total Liabilities and Shareholders' Equity	$46,061,566	$45,538,866

Pro Forma Book Value Per Share

The pro forma book value per share of our common stock, ~~(including loan loss reserves of $151,082 as of September 30, 2003),~~ adjusted to reflect the estimated effect of the Recapitalization under the assumptions described above, is ~~$79.75~~ $76.97.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
OF DIRECTORS AND EXECUTIVE OFFICERS

As of [December ~~[~~26~~]~~, 2003], we had outstanding 62,500 shares of common stock, par value $10.00 per share, the only class of stock outstanding. The information in the following table sets forth the beneficial ownership of our common stock, as of [December ~~[~~26~~]~~, 2003], owned by each of our directors and executive officers and by all of our directors and executive officers as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dale L. Bauer	300	0.48%
Marvin C. Beatty	2,065 (2)	3.30%
Michael L. Cahoon	1,525 (3)	2.44%
Louis D. Dehring	3,133 (4)	5.01%
Leon Delekta	408	0.65%
Donald A. Hampton	1,050 (5)	1.68%
Lynwood Lamb	3,683 (6)	5.89%
John S. Tierney	595	0.95%
Paulette D. Kierzek	145	0.23%
All directors and executive officers of the Company as a group (nine persons)	13,049	20.68%

(1)	Unless otherwise indicated in the following footnotes, each director or officer has sole voting and investment power or shares voting and investment power with his spouse under joint ownership.

(2)	Marvin Beatty, Trustee of the Marma Beatty Trust, owns all of the shares.

(3)	Michael L. Cahoon, Trustee of the Michael L. Cahoon Trust, owns all of the shares except for 75 shares owned jointly by Mr. Cahoon and his spouse.

(4)	Louis D. Dehring Trust, Trustee of the Louis D. Dehring Trust, owns all of the shares.

(5)	Donald Hampton, Trustee of the Donald and Mary Lou Hampton Trust, owns all of the shares.

(6)

Of these shares, 1,650 shares are held by Lynwood Lamb, Trustee of the Lamb Retirement Trust. and 2,033 shares are held by Lynwood Lamb, Trustee of the Lamb Trust. Mr. Lamb disclaims beneficial ownership of the 1,650 shares held him in his capacity as Trustee of the Lamb Retirement Trust.

The business address of each of these beneficial owners is c/o Huron National Bancorp, Inc., 200 East Erie St., Rogers City, Michigan 49779.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of [December ~~[~~26~~]~~, 2003], no person was known by our management to be the beneficial owner of more than 5% of our outstanding common stock except as follows:

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Lynwood Lamb	3,683 (1)	5.89%
Louis Dehring	3,133 (2)	5.01%

(1)	Mr. Lamb, a director of the Company, disclaims beneficial ownership of 1,650 shares, which he holds in his capacity of Trustee of the Lamb Retirement Trust.

(2)	Louis Dehring, Trustee of the Dehring Trust, owns all of the shares.

The business address of each of these beneficial owners is c/o Huron National Bancorp, Inc., 200 East Erie St., Rogers City, Michigan 49779.

BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

•	Marvin C. Beatty, 68 (Director since 1980): Mr. Beatty is a Real Estate Broker and Appraiser and owns and operates State Wide Realty of Onaway. Mr. Beatty also serves as Chairman of our Board of Directors and of the Board of Directors of our wholly-owned subsidiary, Huron National Bank.

•	Dale L. Bauer, 52 (Director since 2002): Mr. Bauer has been the President and Chief Executive Officer of the Company since January 2003.

•	Michael L. Cahoon, 69 (Director since 1984): Mr. Cahoon is the retired President and Chief Executive Officer of the Company, as of January 2003.

•	Donald A. Hampton, 63 (Director since 1982): Mr. Hampton owns and operates Hampton's IGA, Inc. Supermarkets with locations in Harrisville and Ossineke.

•	John S. Tierney, 54 (Director since 1997): Mr. Tierney owns Tierney & Williams, Inc. He is President of 211 Bar & Restaurant, and is a co-founder of Aurora Gas, a public utility. Mr. Tierney has served as Secretary and Treasurer of Aurora Gas since 1984.

•	Leon Delekta, 76 (Director since 1980): Mr. Delekta is a retired owner and operator of Delekta & Sons, a Potato Farm and Truck Transportation Company. Mr. Delekta also serves as Vice-Chairman of Huron National Bancorp, Inc. and the Bank.

•	Lynwood Lamb, 67 (Director since 1981): Mr. Lamb is a retired President of a pharmaceutical company. He is currently serving in the capacity of an Investment Advisor.

•	Louis D. Dehring, 71 (Director since 1980): Mr. Dehring is a retired Marine Engineer and currently owner and operator of Paull's Investments, a real estate firm.

•	Paulette D. Kierzek, 54. Ms. Kierzek is not a director, but is the Secretary and Chief Financial Officer of the Company. She has been the CFO of the Company since 1990.

To the Company’s knowledge, none of its executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s executive officers and directors is a citizen of the United States.

OTHER INFORMATION

Dividends

We paid an annual dividend on our common stock of $2.15 per share in December of 2002 and $2.25 per share in December of 2001. The Board ~~recently~~ approved the payment of a $2.30 per share dividend on the common stock to shareholders of record on October 28, 2003. This dividend was paid on November 3, 2003.

Recent Repurchases of Stock

During the past two years, we have not repurchased any shares of our common stock.

Reported Sales of Stock

Our shareholders have reported the following information regarding sales of our common stock:

Date of Sale	Number	Price
First Quarter - 2001	25	$50
Second Quarter - 2001	100 1,500	$50 $52
Third Quarter - 2001	400 150	$50 $52
Fourth Quarter - 2001	0	N/A
First Quarter - 2002	0	N/A
Second Quarter - 2002	1 35	$50 $52
Third Quarter - 2002	5	$52
Fourth Quarter - 2002	0	N/A
First Quarter - 2003	11	$52
Second Quarter - 2003	141	$52
Third Quarter - 2003	5	$52

(The information in the above chart was information reported to the Company, but we have not verified its accuracy. We have no reason to believe that any such information is inaccurate. Also, the sales listed above represent all of the transfers made on our stock transfer records for the time periods set forth above.)

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the proxies in the enclosed proxy will vote in accordance with their best judgment on such matters.

Representatives of Crowe Chizek and Company LLC, the Company’s independent public accountants for the year ended December 31, 2002, are not expected to be present at the Special Meeting to respond to questions, although such representatives have the opportunity to be present and make a statement if they desire to do so.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders must have been received by the Company no later than December 12, 2003 in order to be included in the proxy statement relating to that meeting. If any shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for such meeting is received by the Company after February 21, 2004, then any proxy that the Company solicits for such meeting will confer discretionary authority to vote on such proposals so long as such proposal is properly presented at the meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by law, we file reports, proxy statements, and other information with the SEC. Because the Recapitalization is a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Recapitalization. The Schedule 13E-3 and such reports, proxy statements, and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be acceded on the internet through the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The following information is incorporated in this proxy statement by reference:

•	Our audited financial statements for the fiscal years ended December 31, 2002 and 2001, contained in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002, which was filed with the SEC on April 8, 2003; and

•	Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in the Form 10-QSB for year-to-date ended September 30, 2003, which was filed with the SEC on November 6, 2003.

You should rely on only the information contained in, or incorporated by reference into, this proxy statement. We have not authorized anyone to give any information different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [December ~~[~~29~~]~~, 2003]. You should not assume the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Holders of common stock are urged to complete, sign, and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.

By order of the Board of Directors,

Paulette D. Kierzek, Secretary
Rogers City, Michigan
[December ~~[~~29~~]~~, 2003]

HURON NATIONAL BANCORP, INC.
200 East Erie St., Rogers City, Michigan 49779

Special Meeting to be held on
[January 28~~]~~, 2004], at 10:00 a.m. (local time)

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Dale L. Bauer and Paulette D. Kierzek, and each of them, with power of substitution in each, proxies to vote all of the undersigned’s shares of common stock of HURON NATIONAL BANCORP, INC., at the Special Meeting of Shareholders to be held on [January 28~~]~~, 2004] , and any and all adjournments thereof.

        Properly executed proxies will be voted as marked and, if not marked, will be voted FOR the matter listed below.

1.	Proposed amendments to the Articles of Incorporation to effect a recapitalization of the corporation’s common stock: The Board of Directors recommends a vote FOR the proposed amendments. (Check only one box.)

A.	For the proposed amendments [ ]

B.	Against the proposed amendments [ ]

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

(To be dated and signed below)

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to us at 200 East Erie St., Rogers City, Michigan 49779.

Please date, sign exactly as name appears hereon, and mail promptly in the enclosed envelope, which requires no postage if mailed in the United States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly, both owners must sign.

Dated: _________________________, 2004 Signature: __________________________________ Signature: __________________________________

APPENDIX A

Proposed Form of Certificate of Amendment to
Articles of Incorporation of
Huron National Bancorp
to Effect Reverse Stock Split

        Huron National Bancorp, Inc., a Michigan corporation (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.

SECOND:	The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:58 p.m., EST, on [January 30~~]~~, 2004].

THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized capital stock of the Corporation is 100,000 shares of a single class of common stock, no par value (“Common Stock”).

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock issued and outstanding immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-sixtieth (1/60th) of a fully paid and nonassessable share of Common Stock, without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than sixty (60) shares of Common Stock immediately prior to the time this amendment becomes effective. Instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractional shares as of the time when this amendment becomes effective.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on [January 28~~]~~, 2004].

By:
Dale L. Bauer President and CEO

A-1

APPENDIX B

Proposed Form of Certificate of Amendment to
Articles of Incorporation of
Huron National Bancorp
to Effect Forward Stock Split

        Huron National Bancorp, Inc., a Michigan corporation (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.

SECOND:	The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:59 p.m., EST, on [January 30~~]~~, 2004].

THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III
The total authorized capital stock of the Corporation is 100,000 shares of a single class of common stock, no par value (“Common Stock”).

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock issued and outstanding (and including each fractional share in excess of one (1) share held by any shareholder) immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into sixty (60) fully paid and nonassessable shares of Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such sixty (60) to one (1) ratio), without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on [January 28~~]~~, 2004].

By:
Dale L. Bauer President and CEO

B-1